Exhibit 99.1
HOLLYWOOD MEDIA ANNOUNCES ACQUISITION OF U.K. BASED CINEMASONLINE
TO EXPAND IN EUROPE ITS INTERNET AD SALES AND DATA BUSINESSES
Acquired Business Expected to Have $5.0 Million in Revenue and
$1.1 Million in Operating Income during the next 12 Months
(Boca Raton, FL — November 28, 2005) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced that it has acquired U.K. based CinemasOnline, a group of leading advertising sales and data services companies focused primarily on selling internet advertising on cinema and live theatre websites in the U.K. and Ireland, for a cash purchase price of $3.45 million. Hollywood Media estimates that CinemasOnline will have approximately $5.0 million in revenue and $1.1 million in operating income during the next 12 months.
CinemasOnline’s business primarily involves developing and maintaining websites for cinemas and live theatre venues in the U.K. and Ireland. These services are provided in exchange for CinemasOnline retaining the right to sell advertising on the websites. CinemasOnline currently operates websites for over 300 cinemas with over 1200 screens in the U.K., representing approximately 35% of the U.K. cinema market on a per screen basis, and over 60 cinemas in Ireland. CinemasOnline also has agreements with over 200 cinemas, live theatre and other entertainment venues to sell advertising on lobby display posters, movie brochure booklets and ticket wallets in these venues.
Mitchell Rubenstein, Hollywood Media’s Chairman and Chief Executive Officer, commented, “The acquisition of CinemasOnline significantly expands our presence in Europe while complementing our existing Internet Ad Sales and Data businesses. In addition, CinemasOnline provides us with an established network for selling advertising on Hollywood.com in Europe. CinemasOnline is also expected to provide Hollywood Media with a platform to accelerate the expansion of its Data and Broadway Ticketing businesses in the U.K. and into the rest of Europe. CinemasOnline’s existing relationships, which include a large base of cinemas and live theater venues, will provide Hollywood Media’s Data business with immediate opportunities to increase sales of its CinemaSource, EventSource and ExhibitorAds services. These relationships will also enhance the ability of our Broadway Ticketing division to expand its ticketing operations in the U.K.”
Mr. Rubenstein continued: “These growth opportunities, combined with the favorable purchase price as measured by a multiple of operating income, make this an ideal acquisition for Hollywood Media.”
In order to finance the acquisition of CinemasOnline, Hollywood Media entered into a note purchase agreement on November 22, 2005 with a group of institutional lenders providing for the sale and purchase of $7.0 million aggregate principal amount of Hollywood Media’s senior unsecured, non-convertible notes, with interest payable at eight percent per annum. The sale of the notes was completed on November 23, 2005. Under terms of the note purchase agreement, Hollywood Media will have the option to pay principal in cash or shares of its common stock. As part of the financing, Hollywood Media issued to the lenders five-year warrants to purchase an aggregate of 700,000 shares of its common stock with an exercise price of $4.29 per share, which is equal to the volume weighted average of the Nasdaq market price of Hollywood Media’s common stock for the five trading days preceding the date of the agreement. In addition to funding the acquisition of CinemasOnline, Hollywood Media will use the net proceeds from this financing for additional potential strategic acquisitions and general corporate purposes.
About Hollywood Media Corp.
Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, Hollywood Media has launched a network of media businesses. Hollywood Media’s Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. Hollywood Media’s Broadway Ticketing business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway shows. Hollywood Media’s businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, Hollywood Media owns and operates the cable television network, Hollywood.com Television.
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood

Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2004 as amended. Such forward-looking statements speak only as of the date on which they are made.
Contact:
Matthew Hayden
Hayden Communications, Inc.
matt@haydenir.com
858-704-5065